Exhibit 99.1

101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results Up 76% and Payment of a Cash Dividend

May 6, 2010, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $532,000 or $0.34 diluted earnings per share compared to $302,000 or $0.20 diluted earnings per share a year earlier.  Randolph F. Williams, president and CEO stated, “The fundamentals of the bank are strong as seen in the 23.5% increase in net interest income and a 5.3% reduction in non-interest expenses. While interest income for the first quarter of 2010 actually fell $302,000 compared to the same period in 2009, that decrease was more than offset by an $863,000 decrease in interest expense as our net interest margin grew from 2.67% at March 31, 2009 to 3.45% at March 31, 2010.  Our branch bankers have been successful in increasing deposits $13.1 million or 4.71% since the beginning of the year”.

The increase in net income was primarily due to a $561,000 increase in net interest income and a $135,000 decrease in the provision for loan losses from $569,000 to $434,000 compared to the prior year.  Noninterest expenses were also down $134,000 from $2.5 million the first quarter of 2009 to $2.4 million for the first quarter of 2010.  These improvements were offset by a $438,000 decrease in the gain on sale of loans due primarily to a decrease in the number of people refinancing their mortgages and a strategic decision to book a larger share of residential loan originations in the bank’s own portfolio.

The bank continues to maintain a strong capital base with a Tier I capital ratio at March 31, 2010 of 9.21% which is in excess of the 5.00% required to remain categorized as well-capitalized as defined by the regulators.  Williams stated, “While the future direction of the economy is unclear, we believe that the combination of our continued profitability, a $4.1 million loan loss reserve and $15.6 million in excess capital should be adequate to allow us to work through the issues presented by this struggling economy.”

At quarter end, non-performing assets totaled $18.9 million or 5.09% of total assets, compared to $14.5 million or 3.91%, at the end of 2009.  Williams continued, “While this increase is a concern and has to be taken seriously, 95% of these loans are secured by local real estate, and the typical loan performed as agreed, for nearly four years before encountering a payment problem.  An improved economy will go a long way toward correcting this trend.  In the meantime we will continue to work with the borrowers in an effort to minimize the impact on our performance.”

As announced earlier, the Company will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on May 19, 2010 with a payment date of June 4, 2010.  Williams stated, “We are pleased to be able to provide this dividend to our shareholders representing 36.7% of quarterly earnings and a yield of 4.5%.  While the need to build equity is paramount in these times, we want to reward shareholder loyalty whenever the economic recovery makes that possible.”

The closing market price of LSB stock on May 5, 2010 was $11.10 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2010	Year ended December 31, 2009

Cash and due from banks	$8,345	$8,084
Short-term investments	5,397	4,817
Securities available-for-sale	10,978	11,345
Loans held for sale	611	3,303
Net portfolio loans	321,053	317,860
Allowance for loan losses	4,121	3,737
Premises and equipment, net	6,167	6,209
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	6,122	6,071
Other assets	9,037	9,364
Total assets	371,707	371,050

Deposits	290,959	277,866
Advances from Federal Home Loan Bank	44,000	57,000
Other liabilities	2,528	2,300

Shareholders’ equity	34,220	33,884
Book value per share	$22.03	$21.81
Equity / assets	9.21%	9.13%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$15,226	$12,604
Loans past due 90 days still on accrual	1,927	---
Other real estate / assets owned	1,785	1,892
Total non-performing assets	18,938	14,496
Non-performing loans / total loans	5.33%	3.92%
Non-performing assets / total assets	5.09%	3.91%
Allowance for loan losses / non-performing loans	24.02%	29.65%
Allowance for loan losses / non-performing assets	21.76%	25.78%
Allowance for loan losses / total loans	1.26%	1.16%
Loans charged off (quarter-to-date and year-to-date, respectively)	$50	$3,186
Recoveries on loans previously charged off	0	28

	Three months ended March 31,
Selected operating data:	2010	2009

Total interest income	$4,671	$4,973
Total interest expense	1,723	2,586
Net interest income	2,948	2,387
Provision for loan losses	434	569
Net interest income after provision for loan losses	2,514	1,818
Non-interest income:
Deposit account service charges	367	336
Gain on sale of mortgage loans	85	523
Gain on sale of securities	0	0
Net gain(loss) on sale of real estate owned	(33)	33
Other non-interest income	275	244
Total non-interest income	694	1,136
Non-interest expense:
Salaries and benefits	1,292	1,352
Occupancy and equipment, net	339	352
Computer service	127	134
Advertising	56	57
Other	599	652
Total non-interest expense	2,413	2,547
Income before income taxes	795	407
Income tax expense	263	105
Net income	532	302

Weighted average number of diluted shares	1,553,535	1,553,525
Diluted earnings per share	$0.34	$0.20

Return on average equity	6.23%	3.52%
Return on average assets	0.57%	0.32%
Average earning assets	$341,481	$357,610
Net interest margin	3.45%	2.67%
Efficiency ratio	75.22%	84.56%